Exhibit 11.0

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222

412.288.3131

Fax 412.288.3063

_________, 2014 Form of Opinion

The Trustees of

Federated Institutional Trust

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated Short-Intermediate Total Return Bond Fund (the “Fund”), a portfolio of Federated Institutional Trust, a Massachusetts business trust, proposes to acquire the assets of Huntington Short/Intermediate Fixed Income Securities Fund, a portfolio of the Huntington Funds, in exchange for shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganization dated ________ ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Fund we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated June 9, 1994 (“Declaration”), the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Fund is duly organized and validly existing pursuant to the Declaration.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/ Reed Smith LLP

TPZ